EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements on Form S-8 with respect to (A) the registration of shares issued (i) upon exercise of options granted pursuant to the 1996 Stock Option Plan of Hollywood Park, Inc. and (ii) upon exercise of options to purchase an aggregate of 20,000 shares of Common Stock granted to certain directors of Hollywood Park, Inc.; (B) the registration of shares issued upon exercise of options granted pursuant to the 1990 Stock Option Plan and the 1992 Director Option Plan of Boomtown, Inc.; (C) the registration of shares issued (i) upon exercise of options granted pursuant to the 1992 Incentive Stock Option Plan of Casino Magic Corp. and (ii) upon exercise of options granted to certain employees and directors of Casino Magic Corp.; (D) the registration of (i) options and stock appreciation rights granted under the 1993 Stock Option Plan of Hollywood Park, Inc. and (ii) shares issued upon exercise of such options and/or stock appreciation rights; (E) the registration of shares issued (i) pursuant to the Amended and Restated Directors Deferred Compensation Plan and (ii) upon exercise of options to purchase an aggregate of 822,500 shares of Common Stock granted to certain directors and officers of Hollywood Park, Inc.; (F) the registration of Deferred Compensation Obligations issued pursuant to the Executive Deferred Compensation Plan of Hollywood Park, Inc.; and (G) the registration of shares issued upon exercise of options granted pursuant to the 2001 Stock Option Plan of Pinnacle Entertainment, Inc., of our report dated June 28, 2002, except for Note 25, as to which the date is August 5, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Pinnacle Entertainment, Inc.’s reportable segments having been restated to include in a footnote segment information for Pinnacle Entertainment, Inc.’s properties and operations on a disaggregated basis) appearing in this Annual Report on Form 10-K/A (amendment no. 2) of Pinnacle Entertainment, Inc. for the year ended December 31, 2001.

/s/    DELOITTE & TOUCHE LLP

Las Vegas, Nevada
October 4, 2002

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